Exhibit 99.1

TransDigm Group Completes Divestiture of AQS

Cleveland, Ohio, April 8, 2011/PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today that it has completed the divestiture of Aero Quality Sales (“AQS”) to Satair A/S (NASDAQ OMX: Satair) for approximately $30 million in cash. AQS was part of the McKechnie Aerospace acquisition which closed in December 2010.

AQS is a worldwide distributor and service center of aircraft batteries, battery support equipment and also distributes ground support equipment. It is comprised of two locations headquartered in Stamford, CT and a location in Heston, U.K. Together they employ approximately 20 people.

This transaction will have a minimal effect on our fiscal year 2011 operating results.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

Contact:	Jonathan D. Crandall
Investor Relations
(216) 706-2945
ir@transdigm.com

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